EXHIBIT 99.1




June 25, 2007


Jane F. von Holzhausen
28 Loyal Ledge Lane
Guilford, CT 06437


The Board of Directors
SBT Bancorp, Inc.
981 Hopmeadow Street
Simsbury, CT 06070


         Effective as of June 25, 2007, I hereby resign from the Board of Directors of SBT Bancorp, Inc. (the "Company") and from my position as Secretary of the Company. My resignation is not due to any disagreement with the Company or its management on any matter related to the Company's operations, policies or practices.

         It has been both a pleasure and an honor to work with all of you over the past thirteen years, and I wish the Board and the Company continued success in the future. I am grateful to have had the opportunity to represent the shareholders during this time, and share your pride in the Bank's many accomplishments on behalf of its customers, and also in the communities which it serves.

Very truly yours,

/s/ Jane F. von Holzhausen

Jane F. von Holzhausen